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                                                                       EXHIBIT 5

                   AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
                            1500 NATIONSBANK PLAZA
                              300 CONVENT STREET
                           SAN ANTONIO, TEXAS  78205

                                 June 16, 1998

AMERICAN TELESOURCE INTERNATIONAL, INC.
12500 Network Boulevard, Suite 407
San Antonio, Texas  78249

Gentlemen:

     We have acted as counsel to AMERICAN TELESOURCE INTERNATIONAL, INC., a Delaware corporation (the "Company") in connection with the preparation for filing with the Securities and Exchange Commission of a Post-Effective Amendment No. 1 to Registration Statement on Form S-8, as amended. Such Post-Effective Amendment No. 1 to the Registration Statement has been filed by the Company pursuant to Rule 414 under the Securities Act of 1933, as amended, as a successor issuer, in order to expressly adopt the Registration Statement of, including all statements made therein by, American Telesource International Inc., an Ontario (Canada) corporation ("ATSI-Canada"). Pursuant to a plan of arrangement (the "Arrangement") effected on May 11, 1998, shares of common stock of ATSI-Canada were exchanged for shares of the Company's Common Stock on the basis of one share of Common Stock for one share of ATSI-Canada common stock.
As a result of the Arrangement, ATSI-Canada became a wholly-owned subsidiary of the Company.

     The Registration Statement as amended by the Post-Effective Amendment No. 1 thereto relates to 4,912,000 shares of the Company's Common Stock, $0.001 par value (the "Common Stock"), 4,772,000 shares of which are issuable upon exercise of options granted under the Amended and Restated American TeleSource International Inc. 1997 Stock Option Plan (the "Plan") and 30,000 shares of which are issuable upon exercise of options granted to an employee of the Company pursuant to a compensation agreement (the "Compensation Agreement") with such employee. The shares to be issued upon exercise of the options granted under the Plan and pursuant to the Compensation Agreement are herein collectively referred to as the "Option Shares."

     We have examined such corporate records, documents, instruments and certificates of the Company, have received such representations from the officers and directors of the Company, and have reviewed such questions of law as we have deemed necessary, relevant or appropriate to enable us to render the opinion expressed herein. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents, instruments, records and certificates submitted to us as originals.
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American Telesource International, Inc.
June 16, 1998 -- Page 2

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     We have further assumed that:

     (i) all applicable state securities laws will have been complied with in connection with each option exercise;

     (ii) at the time of issuance of the shares of Common Stock issuable upon exercise of options granted under the Plan and pursuant to the Compensation Agreement, the Company will have sufficient authorized and unissued shares of Common Stock available for issuance;

     (iii) the options granted under the Plan will be exercised in accordance with the terms of the Plan, the governing option agreements and any other applicable agreements and documents;

     (iv) the options granted pursuant to the Compensation Agreement will be exercised in accordance with the terms of the Compensation Agreement, the governing option agreement and any other applicable agreements and documents;

     (v) the shares of Common Stock issued upon exercise of options granted under the Plan and pursuant to the Compensation Agreement will be evidenced by appropriate certificates properly executed and delivered;

     (vi) the options granted under the Plan and pursuant to the Compensation Agreement (and the related option agreements and any other governing agreements) were duly authorized and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, and are entitled to the benefits provided by the Plan or the Compensation Agreement, as applicable;

     (vii) all options granted under the Plan and pursuant to the Compensation Agreement were granted at an exercise price per share in excess of the par value per share of the Common Stock;

     (viii) the Plan was duly adopted in accordance with applicable law and all options granted thereunder were granted in accordance with the terms of the Plan;

     (ix) the Compensation Agreement was duly adopted in accordance with and complies with applicable law;
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American Telesource International, Inc.
June 16, 1998 -- Page 3

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     (x)    the Plan and the Compensation Agreement were duly authorized and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms; and

     (xi) the Arrangement was duly authorized in accordance with applicable law and is valid, binding and enforceable in accordance with its terms under applicable law.

     Based upon the foregoing, we are of the opinion that the Option Shares will; if, as, and when the options granted under the Plan or pursuant to the Compensation Agreement, as applicable, are exercised, and upon issuance and delivery of the Option Shares against payment therefor in the manner contemplated by the Plan or the Compensation Agreement, as applicable, and, in each case, the related governing option agreements; be validly issued, fully paid and nonassessable shares of Common Stock of the Company.

     We consent to the filing of this opinion as Exhibit 5 to the Post-Effective Amendment No. 1 to Registration Statement.

                                      Very truly yours,


                                      AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.